Exhibit 21
Subsidiaries of the Registrant

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

First Place Financial Corp.	First Place Bank	100%	Federal

First Place Financial Corp.	First Place Holdings, Inc.	100%	Ohio